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January 13, 2022

Royal Caribbean Cruises Ltd. 1050 Caribbean Way
Miami, FL 33132

Re:    Form 10-K for Year Ended December 31, 2021

Dear Sirs and Mesdames:

You have asked for our opinion on certain U.S. Federal tax matters relating to Royal Caribbean Cruises Ltd. (the “Company”) and its direct and indirect subsidiaries. For purposes of rendering our opinion, we have, when relevant facts were not independently established, relied upon information provided by representatives of the Company.

Certain Factual Assumptions

In issuing our opinion, we have relied upon representations and/or publicly available information that:

(1)the Company and its direct and indirect wholly-owned subsidiaries that own, charter or operate a ship or ships consist of:
(a)corporations formed under the laws of Liberia;

(b)a United Kingdom company (the “UK Disregarded Entity”) for which a valid and timely election was filed with the Internal Revenue Service (the “IRS”) on Form 8832 to be classified as a pass-through entity for U.S. Federal income tax purposes, and the equity interests in which are owned entirely by the Company;

(c)an Ecuadorean corporation (the “Ecuador Subsidiary”) that owns and operates a ship used for Galapagos Islands cruises that are conducted entirely outside the United States; and

(d)Silversea Cruise Holding Ltd., a Bahamian company, and wholly- owned direct and indirect subsidiaries of it (collectively, the “Silversea Entities”);

(2)valid and timely elections were filed with the IRS on Forms 8832 to cause each of the Silversea Entities to be classified as a disregarded entity for U.S. Federal income tax purposes, effective January 1, 2021;

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(3)the common stock of the Company is the Company’s only outstanding class of stock, and there are currently more than 200 million common shares outstanding;

(4)all outstanding shares of common stock of the Company are listed for trading on the New York Stock Exchange (the “NYSE”), where those shares are regularly quoted by dealers making a market in the stock (by regularly and actively offering to make, and making, purchases and sales of such shares in the ordinary course of business to and from customers who are not related persons with respect to the dealers), and Company shares are not traded on any non-
U.S. securities market;

(5)trades of Company common stock are effected on the NYSE in other than de minimis quantities on at least 60 days during each year, and the aggregate number of such shares traded on the NYSE each year equals or exceeds 10% of the average number of shares of Company common stock outstanding during the year;

(6)the NYSE is a national securities exchange that is registered under section 6 of the Securities Act of 1934;

(7)more than 50% of the outstanding shares of Company common stock are (and will be for at least 183 days during the current year) owned by persons each of whom owns less than 5% of such outstanding shares (treating as one person for this purpose any two or more persons who are related within the meaning of section 267(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), 1 and no such shares (or any shares of a subsidiary of the Company) are in bearer form;

(8)the Company’s certificate of incorporation precludes any person fromacquiring more than 4.9% of the outstanding shares of Company’s common stock (treating as one person for this purpose any two or more persons who are related within the meaning of Code section 267(b)), except that this restriction does not apply to existing 5% shareholders of the Company and may not apply, under Liberian law, to shares that were not voted in favor of the adoption of such restriction; and
(9)the Company and each relevant subsidiary will comply with all applicable substantiation and reporting requirements set forth in Treasury Regulation §§1.883-1(c)(3), 1.883- 2(e) and (f), and 1.883-4(d).

Discussion

Under Code section 883, certain foreign corporations are exempt from U.S. Federal income tax and branch profits tax on income derived from or incidental to the international

1 Code §267(b) describes a number of relationshipsbetween two or more persons, including members of the same family, a grantor and a fiduciary of a trust, a fiduciary and a beneficiary of a trust, and various other relationships between individuals and entities and between entities. Additional attribution rules applicable under Code §267(b) are set forth in Code §267(c).

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operation of a ship or ships, including income from the leasing of such ships. 2 A foreign corporation will qualify for the benefits of section 883 if, in relevant part, (1) the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the United States, and (2) (a) more than 50% of the value of the corporation’s capital stock is owned, directly or indirectly, by individuals who are residents of a foreign country or countries that grant such an equivalent exemption to corporations organized in the United States or (b) the stock of the corporation is “primarily and regularly traded on an established securities market” in the United States or another qualifying country. 3 If the stock of a parent corporation meets the test of clause (2)(b), then any stock of a direct or indirect subsidiary is treated for purposes of clause (2)(a) as if it were owned by individual residents of the country of incorporation of the parent corporation.4
The Company and each direct and indirect wholly-owned subsidiary that owns, charters or operates a ship or ships that generates U.S.-source international shipping income will meet the requirements of clause (1) above because Liberia is a country that grants an equivalent exemption for all relevant categories of international shipping income. 5 For this purpose, the Company will be treated as the owner or operator of all ships owned or operated by the UK Disregarded Entity and likewise for all ships owned or operated by the Silversea Entities. Lastly, the vessel owned and operated by the Ecuador Subsidiary does not visit U.S. ports, or otherwise operate in U.S. waters, so the Ecuador Subsidiary will have no U.S.-source shipping income. 6

With respect to the requirements of clause (2)(b) above, regulations and other guidance under Code section 883 set forth the tests applicable to determinewhether a corporation’s shares of stock should be considered “primarily and regularly traded on an established securities market” in the United States or another qualifying country. One or more classes of stock of the corporation that, in the aggregate, represent more than 50% of the vote and value of the stock of the corporation must be listed on such a market and must meet the applicable tests for being “primarily and regularly traded” on such market.7

2 Code §883(a) provides that, to the extent that it applies, the relevant items of shipping income “shall not be included in gross income” of the corporation and “shall be exempt from taxation under this subtitle,” which is the subtitle regarding income taxes.
3 Code §§883(a)(1), (c)(1), (c)(3)(A).
4 Code §883(c)(3)(B).
5 Rev. Rul. 2008-17, 2008-1 C.B. 626; see Exchange of Notes Between Liberia Ministry of Foreign Affairs, dated Oct. 7, 1987, and U.S. Embassy, Monrovia, Liberia, dated Oct. 23, 1987, reprinted at 1988-1 C.B. 463; Exchange of Notes Between Liberia Ministry of Foreign Affairs, dated Dec. 9, 2004, and U.S. Embassy, Monrovia, Liberia, dated June 4, 2005.
6 Code §863(c). An Ecuador corporation may also qualify for the equivalent exemption. According to Rev. Rul. 2008-17, the internal tax law of Ecuador provides an equivalent exemption for international shipping income, based on the IRS’s review of Ecuador tax law as of December 1989. Thus, unless that aspect of Ecuador tax law has changed in the interim, the Ecuador Subsidiary would be eligible for the benefits of §883 were it to have any U.S-
source international shipping income.
7 Treas. Reg. §1.883-2(d)(1)(i).

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The Company’s common shares are traded on an established securities market in the United States. The NYSE constitutes an established securities market for purposes of section 883 because it is a “national securities exchange that is registered under section 6 of the Securities Act of 1934.” 8 The Company’s common stock is its only class of outstanding equity as a legal and Federal tax matter.9

The Company’s shares are considered “primarily” traded on the NYSE because the number of such shares traded on the NYSE during the year exceeds the number of such shares traded on any other established securities market during that year. 10

Stock will generally be considered “regularly traded” on a securities market if trades in more than de minimis quantities occur on the market on at least sixty days of the year, and the annual trading volume on the market equals or exceeds 10% of the outstanding shares.11 The Company’s shares meet this test with respect to the NYSE. The Company’s shares also meet an alternative basis for such a conclusion with respect to the NYSE, inasmuch as the stock is regularly quoted by dealers making a market in the stock. 12
If, for at least half the number of days in the year, 50% or more of a corporation’s outstanding shares are owned by 5% or greater shareholders other than registered investment companies (a “closely-held group”), the regulations under Code section 883 provide that the shares generally will fail to be treated as “regularly traded” unless the corporation can identify sufficient qualified direct or indirect shareholders within the closely-held group as to reduce to 50% or less the aggregate shares owned by the closely-held group that are not owned, directly or indirectly, by qualified shareholders.13 Less than 50% of the Company’s outstanding shares are owned by such 5% or greater shareholders, so the Company is not disqualified by reason of the closely-held exception. The restriction in the Company’s certificate of incorporation described in paragraph
(8) above is designed to ensure that this will continue to be the case.

So long as the Company meets the requirements of clause (2)(b) above, then each subsidiary in which the Company owns, directly or indirectly, more than 50% of the value of the
8 Treas. Reg. §1.883-2(b)(1)(ii).
9 Although the Company issued convertible senior notes in June 2020 and October 2020, all of those notes have substantially more debt characteristics than equity characteristics, so there is no reason to believe they should upon issuance have been treated as a class of equity rather than debt for Federal income tax purposes. They provide creditor-type remedies, a 3-year term, and semi-annual cash interest payments at the relatively low interest rate of 4.25% per year in the case of the notes issued in June and 2.875% per year in the case of the notes issued in October, and are pari passu with trade creditors a nd with more than $5 billion of mostly longer-term unsecured loa ns of the Company; the Company is not thinly capitalized; the conversion price for the notes issued in June was approximately 25% higher than the last reported sale price of the Company’s common stock on the pricing date and for the notes issued in October was approximately 36% higher than the last reported sale of the Company’s common stock on the pricing date; and the convertible notes were not sold exclusively to the existing common stockholders of the Company.
10 Treas. Reg. §1.883-2(c).
11 Treas. Reg. §1.883-2(d)(1)(ii).
12 Treas. Reg. §1.883-2(d)(2).
13 Treas. Reg. §1.883-2(d)(3).

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stock, and that meets the requirements of clause (1) above, will meet the requirements of clause (2)(a) above.

Conclusion

Based upon, and subject to the factual representations and assumptions described above, and the legal authorities and limitations set forth below, it is our opinion that the income derived from a U.S. trade or business and/or from sources within the United States by the
Company, and by its subsidiaries that own or operate a ship or ships, is excluded from gross income for U.S. Federal income tax purposes pursuant to Code section 883 to the extent derived from or incidental to the international operation of a ship or ships.
*    *    *    *    *

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. We express no opinion relating to any
Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of our opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations under it, and current administrative positions and other authorities. Those laws, regulations, administrative positions and other authorities are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal tax laws and the interpretation thereof can have retroactive effect.
Our firm includes lawyers admitted to practice in the Commonwealth of Pennsylvania, the States of California, Colorado, Connecticut, Delaware, Illinois, Indiana, Iowa, Minnesota, New Jersey, New York, Texas, the District of Columbia, the United Kingdom and China. We do not purport to be experts in the laws of any other jurisdiction, aside from U.S.
Federal law.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

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